Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of GreenHunter Resources, Inc. of our report dated March 31, 2014 relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of GreenHunter Resources, Inc. for the year ended December 31, 2013.

/s/ HEIN & ASSOCIATES LLP

Dallas, Texas

March 16, 2015